Exhibit 99.1




--------------------------------------------------------------------------------
                                                                 News Release
--------------------------------------------------------------------------------

[GRAPHIC OMITTED] Union Texas Petroleum               1330 Post Oak Boulevard
                                                      P.O. Box 2120
                                                      Houston, Texas 77252-2120
                                                      (713)623-6544





Contact:      Carol Cox
              713-968-2714

                         UNION TEXAS PETROLEUM ANNOUNCES
                     RECORD EARNINGS FOR 1997 FIRST QUARTER

         Houston, April 23, 1997 -- Union Texas Petroleum Holdings,  Inc. (NYSE:
UTH) today reported record earnings for 1997's first quarter of 74 cents per share, up from 54 cents per share in 1996's corresponding period, resulting from $64 million in net income for 1997's first three months, a 33% increase from $48 million a year ago. Sales and operating revenues for 1997's first quarter totaled $282 million, up from $258 million in 1996's same period.
         Chairman and CEO John Whitmire attributed Union Texas' higher earnings in 1997's first quarter to increased sales prices for crude oil, liquefied natural gas (LNG) and natural gas and higher crude oil sales volumes in the U.K. North Sea.
         "In the first three months of 1997, we benefited from an 8% rise in our worldwide oil prices over 1996's same period, averaging $19.45 per barrel in 1997's first quarter compared to $17.93 a year ago. In Indonesia, LNG sales prices averaged $4.02 per thousand cubic feet (MCF) during 1997's first quarter, up nearly 22% from $3.30 a year ago. Our worldwide gas sales prices also saw higher levels in 1997's first three months, averaging $2.37 per MCF or about 28% above $1.85 from a year ago, " Whitmire said.
         In the U.K. North Sea, gas sales volumes rose 33% in 1997's first three months over the same period a year ago as a result of exceptionally cold weather in the United Kingdom and continental Europe. The company's cash flow benefited from higher gas production under its peak-shaving contract at the North and South Sean fields. Oil sales volumes in the U.K. North Sea were up slightly in the first three months of 1997 over year-ago levels due primarily to record oil production from the recently-expanded Alba platform. Alba produced at levels as high as 109,000 barrels of oil a day gross during the first quarter of 1997. (Union Texas has a 15.5% working interest in Alba.)
         Union Texas also benefited from lower financing costs during the first quarter of 1997 compared to 1996's same period due to the company's reduced net debt level, which declined from $631 million at the end of 1996's first quarter to $496 million at the end of 1997's first quarter.


                                     -more-

         The increased sales prices from Union Texas' oil and gas operations more than offset a decline in LNG sales volumes in Indonesia. On a full year basis, the amount of natural gas supplied by Union Texas and its co-venturers to an Indonesian LNG plant is anticipated to decline in 1997 by about 15% as compared to 1996 levels due primarily to the reduction of deliveries under the venture's first contract in which the venture had a higher participation interest.
         Ethylene production volumes were down in 1997's first quarter from 1996's same period as a result of a planned two-week "mini-turnaround" at the Geismar ethylene facility for scheduled maintenance work and other projects to enhance the plant's production and efficiency. After completion of the turnaround, the Geismar plant set a single-day production record of 3.8 million gross pounds of ethylene. (Union Texas operates the Geismar plant, in which it has a 41.67% interest.)

EXPANDED EXPLORATION PORTFOLIO
         "We are off to a very strong start in 1997 in accomplishing a key objective to expand our portfolio of new exploration opportunities," said Whitmire. "So far in 1997, we have entered into six new exploration ventures in China, Yemen, Bolivia, Jordan, Greece and Papua New Guinea. These ventures represent important steps in our new strategy of expanding Union Texas' exploration activities in proven oil and gas basins that offer significant potential for adding reserves and creating value for our stockholders. We are also moving forward on a number of other new exploration projects. We expect to participate in 25 to 30 exploration wells this year, up from 13 in 1996. A majority of our 1997 exploration wells will begin drilling in the second half of the year, which will be one of the most active drilling periods in the company's history."

STOCK BUYBACK PROGRAM COMPLETED
         Union Texas also announced that it has completed a stock buyback program to repurchase 2 million shares of its common stock which was announced in October 1996. During the first quarter of 1997, Union Texas repurchased the remaining 1,821,264 shares of common stock under the buyback program. "We have bought 4 million shares of stock for $76.9 million since 1994, including 3.4 million shares since January 1996. The repurchase of our shares represented an attractive investment opportunity for our company," said Whitmire.

U.K. 17TH OFFSHORE LICENSING ROUND
         Union Texas also reported that its wholly-owned subsidiary, Union Texas Petroleum Limited based in London, is part of a group which was awarded one tranche in the United Kingdom 17th Offshore Licensing Round conducted by the Department of Trade and Industry (DTI). Union Texas Petroleum Limited has a 25% working interest. The operator of the group is Texaco Britain Ltd. with a 35% working interest. The remaining interests are held by Murphy

                                    - more -

Petroleum Limited (a subsidiary of Murphy Oil Corporation) with a 25% working interest and Korea Petroleum Development Corp. with a 15% working interest.
         Tranche 36 is located in the Rockall Trough area west of the Hebrides Islands off Scotland's west coast. (A tranche is a group of four to six U.K. continental shelf blocks. Each block is approximately 77 square miles (about 200 square kilometers). One tranche is equivalent to 34-51 blocks in the U.S. Gulf of Mexico.) Water depths in Tranche 36 vary from about 3,300 to 4,900 feet (1,000 to 1,500 meters) with an average of about 3,600 feet (1,100 meters).
         The license for Tranche 36 has an initial three-year term, which can be extended by six years.
         One of the largest independent producers located in the U.S., Houston-based Union Texas explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic international areas. The company has petrochemical interests in the U.S.
         This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.

         Comparative financial highlights follow (amounts in millions, except per share data):

                                                  Three Months Ended March 31,
                                                  ----------------------------

                                                         1997          1996
                                                         ----          ----

 Net income . . . . . . . . . . . . . . . . . . . .      $  64        $  48
 Earnings per share  . . . . . . . . . . . . . . .       $ .74        $ .54
 Sales and operating revenues . . . . . . . . . . .      $ 282        $ 258
 Average common shares outstanding. . . . . . . .         85.9         87.6




Additional financial and operating information appears on the attached pages.

For additional information, contact:

Carol Cox, media                       John Zimmerman, analysts and investors
713-968-2714                           713-968-2740



                                    - more -

                              UNION TEXAS PETROLEUM
                                FINANCIAL SUMMARY

                  (amounts in millions, except per share data)


                                                           FIRST QUARTER
                                                           -------------

                                                   1997                    1996
                                                  ------                  -----

Sales and operating revenues                     $    282               $    258

Net income                                       $     64               $     48
  Major operations (a)
       Indonesia                                 $     36               $     37
       U.K. North Sea                            $     38               $     29
       Pakistan                                  $      9               $      6
       Petrochemicals                            $      1               $      2

Earnings per share of
  common stock                                   $    .74               $    .54

Discretionary cash flow (b)                      $    131               $    112
  Major operations (a)
       Indonesia                                 $     49               $     51
       U.K. North Sea                            $     77               $     65
       Pakistan                                  $     14               $      8
       Petrochemicals                            $      3               $      5
Average common shares outstanding                    85.9                   87.6


See footnotes on page 7.

                                                     - more -

                              UNION TEXAS PETROLEUM
                       DISCRETIONARY CASH FLOW SUMMARY (b)
                              (amounts in millions)

                                                              FIRST QUARTER
                                                              -------------
                                                        1997            1996
                                                        ----            ----

Net income                                           $      64        $      48
Less: Equity partnership
          income                                     $      (8)       $      (9)
Add:  DD&A                                           $      59        $      55
      Deferred taxes                                 $      (6)       $      (8)
      Exploration expenses                           $      10        $      14
      Unimar equity DCF (c)                          $      12        $      12

Discretionary cash flow                              $     131        $     112

See footnotes on page 7.

                              OPERATING SUMMARY (d)

                                                              FIRST QUARTER
                                                              -------------

                                                        1997             1996
                                                       ------           -----
Net crude oil sales (MBBLS/D)
      U.K. North Sea                                      47              46
      Indonesia                                            6               8
      Pakistan                                             7               6

Average crude oil prices (per BBL)
      U.K. North Sea                                  $19.17          $18.09
      Indonesia                                       $21.79          $18.34
      Pakistan                                        $19.15          $16.17

Net natural gas sales (MMCF/D)
      Indonesian LNG                                     194             241
      U.K. North Sea                                      79              59
      Pakistan                                            38              43

Average natural gas prices (per MCF)
      Indonesian LNG                                  $ 4.02          $ 3.30
      U.K. North Sea (e)                              $ 3.00          $ 2.50
      Pakistan                                        $ 1.71          $ 1.29

Ethylene (per LB)
      Sales price                                     $  .25          $  .18
      Margins                                         $  .08 (f)      $  .03
      Sales volumes (MLBS/D)(g)                        1,168           1,180

See footnotes on page 7.

                                    - more -

                              UNION TEXAS PETROLEUM
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 (amounts in millions, except per share amounts)
                                   (unaudited)

                                                             FIRST QUARTER
                                                             -------------
                                                      1997               1996
                                                     ------             ------
Revenues:
   Sales and operating revenues                    $       282          $    258
   Interest income and other revenue                         2                 -
   Net earnings of equity investee                           8                 9
                                                   -----------          --------
Total revenues                                             292               267
Costs and other deductions:
   Product costs and operating expenses                     81                80
   Exploration expenses                                     10                14
   Depreciation, depletion and
      amortization                                          59                55
   Selling, general and administrative
      expenses                                               5                 5
   Interest expense(h)                                       4                 8
                                                    ----------          --------
Income before taxes                                        133               105
Income taxes                                                69                57
                                                    ----------          --------
Net income                                         $        64          $     48
                                                   ===========          ========
Earnings per share of common stock                 $       .74          $    .54
                                                   ===========          ========
Dividends per share of common stock                $       .05          $    .05
                                                   ===========          ========
Weighted average number of shares
   outstanding                                            85.9              87.6
                                                   ===========          ========
See footnotes on page 7.

                                     SELECTED BALANCE SHEET DATA
                                        (amounts in millions)

                                                         FIRST QUARTER
                                                         -------------
                                               March 31, 1997  December 31, 1996
                                              ---------------  -----------------

Total assets                                    $     1,846           $    1,942
Long-term debt                                  $       517           $      558
Shareholders' equity                            $       590           $      586

                                        7
                                    FOOTNOTES

(a) Excludes corporate items and other worldwide exploration ventures.

(b) Discretionary cash flow (DCF) is net income (less Unimar equity partnership income) excluding depreciation, deferred taxes, and exploration expenses, plus the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership.

(c) Unimar equity DCF reflects the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership.

(d) Excludes the Unimar equity partnership.

(e) Excludes capacity charge of $19 million and $17 million in the first quarters of 1997 and 1996, respectively, from the North and South Sean gas fields in the U.K. North Sea.

(f) Excludes a loss related to feedstock inventory valuation which reduces margins to a comparable 1996 level.

(g) Represents Union Texas' 41.67% net interest in the jointly-owned Geismar ethylene plant in Louisiana.

(h) Interest expense is net of amounts capitalized of $8 million and $6 million in the first quarter of 1997 and 1996, respectively.


                                      # # #